CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-273837 on Form N-2 of our report dated May 30, 2024, relating to the financial statements and financial highlights of CAZ Strategic Opportunities Fund appearing in the Annual Report on Form N-CSR of CAZ Strategic Opportunities Fund as of March 31, 2024 and for the period from March 1, 2024 (commencement of operations) through March 31, 2024, and to the references to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

July 26, 2024